Event ID: 138192882880
Event Name: Q1 2016 Independent Bank Corp Earnings Call
Event Date: 2016-04-22T14:00:00 UTC

P: Operator;
C: Chris Oddleifson; Independent Bank Corporation;President & CEO
C: Rob Cozzone; Independent Bank Corporation;CFO & Treasurer
P: Mark Fitzgibbon; Sandler O'Neill & Partners;Analyst
P: Laurie Hunsicker; Compass Point Research & Trading;Analyst
P: Collyn Gilbert;Keefe, Bruyette & Woods, Inc.;Analyst

+++ Presentation

Operator^ Good morning, everyone. Welcome to Independent Bank Corp. first-quarter 2016 earnings conference call. All participants will be in a listen only mode.

(Operator Instructions)

After today's presentation there will be an opportunity to ask questions.

(Operator Instructions)

This call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Factors that may cause actual results to differ include those identified in our Annual Report on Form 10-K and our earnings press release.

Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise. Please also note today's event is being recorded.

At this time I'd like to turn the conference call over to Chris Oddleifson. Please go ahead.

Chris Oddleifson^ Thank you, Jamie, and good morning, everyone, and thank you for joining us. With me as usual is Rob Cozzone, our Chief Financial Officer, who will provide added color on our financial results following my comments.

We began 2016 with another strong performance. Core operating earnings in the first quarter were $19.1 million or $0.72 per share. We typically experience a natural dip in income in the first quarter every year, but these results were pretty close to our strong fourth quarter and were well above the prior year. A milder winter certainly helped but the steady momentum we've been building in our Company is the real driving force here.

It was another well-rounded performance marked by; modest loan growth, notwithstanding the heated competition, core deposits that have risen to nearly 90% of total deposits, solid fee-income generation from a variety of sources, our investment management unit is performing admirably in turbulent market conditions, and the Bright Rock Quality Large Cap strategies has performed very well, continued exceptional credit quality, and well-contained expense levels.
We are particularly pleased with the strength of our internal capital generation. Tangible common grew to a healthy 8.25% in the first quarter. Likewise our tangible book value per share continued its upward path, and is just about 10.5% above where it was a year ago.

The most notable event in Q1 was our reaching an agreement to acquire New England Bancorp, parent of Bank of Cape Cod. While modest in size with $260 million in assets and a transaction value of approximately $31 million, this deal will benefit us nicely. It's certainly financially attractive, being accretive to earnings by an estimate of $0.05 next year and is expected to be neutral to tangible book value and improves our market position in Barnstable County from fourth to third.

It is an excellent fit for us given Bank of Cape Cod's commercial orientation, with 78% of their $230 million loan portfolio in CRE and C&I. And we will be retaining their two senior lenders who know the local markets really, really well. We see an excellent opportunity to gain further business from their customer base with our stronger product set, especially home equity, investment management and cash management. We view this as a low risk, easily digestible transaction given our proven track record in successfully assimilating prior acquisitions.

Turning to the operating environment, many of you have heard us comment on the rising competitive loan environment and the gradual softening of underwriting practices that accompany it. Nothing really has changed in this regard. We still remain in a thick-of-deal flow and enjoy strong pipelines, but our pull-through rates continue to be pressured. As in previous cycles we have no problem walking away whenever we feel terms turn dicey.

As for the macro environment, the ongoing Fed watch as to the next rate hike seems to preoccupy and confound all the pundits. And our crystal ball is no better than anyone else's on that score. We try not to get ahead of ourselves on things we can't control, which is why we didn't include any rate increases in our forecast assumptions for this year. We would welcome them of course and remain well positioned to benefit but we don't depend on it for earnings growth.

The local economy continues to show signs of strength. The Massachusetts leading index is forecasting growth of 3.3% for the first six months of 2016 and the unemployment rate remains low at 4.7%. In addition, in 2015 the Massachusetts economy expanded at a faster pace than the national level for all four quarters as measured by MassBenchmarks.

So as I said earlier we're off to a good start this year. We’re committed as ever to our strategy of disciplined growth and will continue to work hard on diversifying revenues and expanding customer relationships.

The cover of our Annual Report says it pretty well, growing our bank one relationship at a time. The confidence we have in achieving continued success is readily evidenced by the recent approval of a very healthy 11.5% increase in our common dividend by our Board. It is likewise a sign of our commitment to the shareholder returns of our many loyal owners.

Before concluding I'd like to take the time to acknowledge the enormous contribution to Rockland Trust success made by one of our executives, Jane Lundquist. Jane has headed up our broad-based retail and consumer businesses for the past 10-plus years, a period of considerable expansion, brand name recognition, product development, and recognized service excellence. She recently announced her intent to retire sometime this summer. We're planning for the transition and the exact date has not been set. Jane will be sorely missed and we wish her the very best.

And with that I will turn it over to Rob.

Rob Cozzone^ Thank you, Chris. And good morning. I will now review the first quarter results in more detail. Independent Bank Corp. reported net income of $18.6 million and GAAP diluted earnings per share of $0.71 in the first quarter of 2016. This compared to net income of $19.5 million and GAAP diluted earnings per share of $0.74 in the prior quarter.

There were two non-core expense items in the current quarter, $334,000 associated with the recently announced acquisition of New England Bank Corp., and $437,000 associated with the early retirement of $49 million in home-loan bank advances. When excluding those items operating diluted earnings per share were $0.72 in the first quarter of 2016, an increase of 14% when compared to the same period a year ago.

Performance ratios for the quarter were strong. On an operating basis the return on average assets was 1.07% and the return on average equity was 9.75%. As Chris stated strong earnings results continue to drive growth in tangible book value per share, which increased to $21.90 at March 31. Over the last three years tangible book value per share has increased by more than 30%, inclusive of several acquisitions we've completed in that period. In addition tangible capital to tangible assets grew to 8.25%, an increase of 27 basis points just in the past three months.

Now I'll turn to the balance sheet. Although loan growth tends to be muted in the first quarter, 2016 is off to a good start. Total loans are up 3% annualized, with the commercial real estate portfolio leading the way. New originations in the CRE book continue to be well diversified across our geography. The growth in CRE was partially offset by a decrease in construction, which is a bit deceiving as both categories were impacted by the reclassification into CRE of completed projects as they enter the permanent financing stage.

The small business loan category continues to experience strong growth as our enhanced focus on this customer segment has improved awareness and increased sales. Growth in CRE and small business was partially offset by a decline in the C&I portfolio. The combination of an intensely competitive environment and a highly liquid, client base has constrained our ability to grow C&I outstandings in the short term.

Total consumer real estate was essentially flat for the quarter with ongoing growth in home equity offsetting attrition in the residential real estate category. With the spring season upon us growth in the combined consumer real estate portfolios should begin to accelerate.

Aggregate loan pipelines were healthy at the end of the quarter, as a reduction in the commercial pipeline to approximately $150 million was largely offset by increases in all other loan pipelines. With robust regionally economic activity we continue to benefit from substantial deal flow.

Total deposits were essentially flat for the quarter as strong new, core account volumes were offset by fluctuations in the more volatile 1031 and municipal banking categories. Our continued effort to remix deposits has resulted in a further reduction in our cost of deposits to 19 basis points versus 20 basis points in the prior quarter. The more expensive term deposit category now only comprises 11% of total deposits.

The five basis points increase in the net interest margin versus the fourth quarter was nice but less than anticipated, as the benefit from the December Fed increase was partially offset by lower purchase accounting adjustments and lower prepayment penalties.

With the 10-year treasury well below 2%, reinvestment rates for the securities portfolio are challenging. For this reason we felt using some of our excess cash to pay down home-loan bank borrowings was a better alternative. Asset quality conditions continue to be excellent with another quarter of net recoveries and a 9% reduction in NPAs, loan loss provision of $525,000 was primarily needed to support loan growth and a single credit on our watch list. Although we believe the credit metrics will eventually migrate towards long-term averages the strength of local economy may continue to extend that transition.

Now moving to fee income and expense. Non-interest income decreased 3% versus a very strong fourth quarter but was up 16% versus the same period last year. Seasonal activity decreases in most fee-income categories were offset by a 70% increase in loan level derivative income as the December Fed increase and a flattening of the yield curve provided sufficient incentive to some borrowers to lock in rates.

As mentioned, in the first quarter, the Company incurred costs associated with the pending acquisition of New England Bancorp and the early retirement of home-loan bank advances. When excluding those items, non-interest expense was almost 2% lower than the fourth quarter as decreases in incentive, consulting and reserves for unfunded loan commitments were only partially offset by typical first-quarter increases in payroll taxes and advertising.

The efficiency ratio in the first quarter dropped to 61.7% on an operating basis. As we have discussed in the past we believe we have the infrastructure to support a much larger balance sheet and we continue to expect to leverage that infrastructure.

I'll now provide some additional color on the pending New England Bancorp acquisition. In our March 17 press release announcing the transaction we described our anticipated summary and financial outcomes, which included an expected internal rate of return of 20%, a transaction that would be neutral to tangible book value per share as of the close of the transaction, and earnings accretion of $0.05 in 2017.

The following assumptions are what drive those expectations: approximately 65% cost savings, given the level of branch overlap, we expect to consolidate three of the four Bank of Cape Cod branches, including the main office; as a result of branch closures we expect to write off all fixed assets, an anticipated net loan mark of 1% which is approximately equivalent to Bank of Cape Cod's current allowance; Bank of Cape Cod has experienced minimal loan losses, the core deposit intangible of approximately $2 million to be amortized over 10 years, and one-time expenses of approximately $3 million after tax, the majority of which will be recognized in the fourth quarter. In addition, due to the relatively high cost in Bank of Cape Cod deposits, we have planned for meaningful deposit run off.

And finally shifting to 2016 earnings guidance. During our last conference call we provided 2016 operating diluted earnings per share guidance of between $2.90 and $3.00. And now with the first quarter under our belt we reaffirm that guidance. Excluding the impact of the New England Bank Corp. acquisition, the rest of the full-year guidance which I provided previously remains unchanged.

The one exception could lie with the net interest margin, which we originally guided to be in the lower 3.40%s, which may turn out to be a bit of a stretch in light of the current yield curve. We'll have a better feel for this in the months ahead. And again as Chris stated, our net interest margin guidance assumes no rate increases during 2016.

Those are my comments. Chris?

Chris Oddleifson^ Great. And Jamie, I think we are ready for questions.

Operator^ (Operator Instructions)

Mark Fitzgibbon, Sandler O'Neill & Partners.

Mark Fitzgibbon^ Hello, guys, happy Friday.

Chris Oddleifson^ Happy Friday to you too, Mark.

Mark Fitzgibbon^ Thank you. First question I had for you was on the average balance sheet. It looked like on the residential real estate average yields went up quite a lot, about 27 basis points from the linked quarter. I'm just wondering was there something unusual in there that caused that flip up?

Rob Cozzone^ Yes. The biggest impact of that yield, Mark, was from interest recoveries on a handful of credits. So that had the most significant impact. There were also benefiting partially from increases in our adjustable portfolio which are typically tied to a one year LIBOR or one year Home Loan Bank and that has gradually increased over the past couple of quarters, so that portfolio in total has increased about 6 or 7 basis points, yield.

And then finally the fact that the residential portfolio has an accrual basis of 30/360 and what we show in our financial statements, and average earning balance sheet is annualized based upon actual number of days, we just do that across the board in those calculations. So if you adjust for that,that impacts those yields by another couple of basis points. It was really a combination of things, the most significant of which was interest recoveries.

Mark Fitzgibbon^ So if you backed out the interest recovery, was that sort of a couple basis point on the margin?

Rob Cozzone^ Not a couple basis points on the margin. It would probably be about 1 basis point, maybe a basis point and some change.

Mark Fitzgibbon^ Okay. And then secondly I've been noticing the gains and losses you've been taking onto your equity securities portfolio. I wondered if you could just sort of update us on the size of that and what kinds of -- is it mostly bank stocks or are there a lot of other equities in there as well?

Rob Cozzone^ You're probably referring to what took place in the fourth quarter. And the equity portfolio is really just equity that we have associated with the rabbi trust investments. It's not a bank portfolio, the rabbi trust is support of benefits. And so those are very unusual and typically only occur in the fourth quarter.

Mark Fitzgibbon^ Okay.

Rob Cozzone^ Total is $29,000 in the first quarter.

Mark Fitzgibbon^ Okay. And then lastly, Rob, I'm sorry if I missed this, did you say your loan pipeline today is $150 million

Rob Cozzone^ The commercial approved pipeline is about $150 million. Yes.

Mark Fitzgibbon^ Great. Thank you.

Rob Cozzone^ You're welcome.

Operator^ Laurie Hunsicker, Compass Point.

Laurie Hunsicker^ Hello, good morning, Rob. If you could just tell us what the accretion is for the quarter that would be helpful.

Rob Cozzone^ The accretion, which is reflected -- I think what you've asked us about in the past, Laurie, is associated with the accretable yield.

Laurie Hunsicker^ Correct.

Rob Cozzone^ Which is, as you know, just associated with purchase credit impaired loans, not the total purchase accounting marks. That is pretty flat versus the fourth quarter at around $400,000.

And you recall the fourth quarter was down versus the couple of prior quarters. But that is just a piece of our purchase accounting adjustment.

Laurie Hunsicker^ Right. That's the piece that flows into the net interest income, so it's $400,000. I had fourth quarter at $250,000. Maybe I had that incorrect. So you're saying the fourth by comparison, last quarter, fourth quarter was $400,000?

Rob Cozzone^ Yes, I think fourth quarter was closer to $350,000.

Laurie Hunsicker^ $350,000, okay. Perfect. And then, Chris, just a more macro question for you, obviously we've now seen you do yet another small almost immediately accretive deal on both on book and earnings. Can you talk a little bit about your acquisition strategy or acquisition appetite, how you think about the $10 billion mark?

Chris Oddleifson^ Sure, thanks for asking, Laurie. As I've said in the past banks are sold and not bought. We would love to continue on our -- in a perfect world our pace of an acquisition every year, year and a half as we sort of march our way on to $10 billion.

Our criteria for the acquisitions as you know were very financially disciplined. I mean we're not going to do a quote strategic deal that compromises on earnings or earnings accretion or has adverse impacts on that tangible book value. We're often asked how do you plan to approach and cross the $10 billion mark.

I wish I could just sort of, I'll take that bank a, bank b, bank c, in that order and we'll get to $9.9 billion, dwell there for a year as we really are prepared, and then jump over to about $12 billion or $13 billion and continue going. But of course the world isn't that perfect and we have to be sort of situational as to what opportunities comes up and how we think about it.

Now, there's a second part of your question, how are we preparing for the $10 billion. We are, that is very much on our minds. We are at -- pro forma $7.5 billion now, so that is a 33% increase from where we are today. Which could come in -- depending on the acquisition and the organic growth, the timing could be a couple years out, it could be many years out.

Nevertheless, we're adding a number of folks and capability and robustness in the bank today to prepare. For example Rob has hired a capital planning manager who is getting us prepared for DFAST. We have added folks in compliance. We've added folks in internal audit. We have had some additional outside auditor types come in to help us figure out how do we make this place even more resilient.

I will say interestingly, while no regulation sort of change, until you get to $10 billion, the regulatory environment is such that regulators want you to be prepared, too. They do not want to get to $9.9 billion and then have a transaction having not completely prepared to cross $10 billion.

So we're finding our regulatory exams to be longer, a little more robust going in deeper, are also helpful in understanding how we really need to get prepared. So by the time we get to the $9 billion mark, the $9.5 billion, I suspect that we're going to be 100% ready to jump over $10 billion.

Laurie Hunsicker^ Great. Thank you.

Chris Oddleifson^ Yes.

Operator^ (Operator Instructions).

Collyn Gilbert, KBW.

Collyn Gilbert^ Thanks, good morning, Chris and Rob. Just a couple questions, one, Rob do you think on the deposit remix -- I mean it's amazing to me that you're still able to do this. Is there still a potential there to take that down even more on some of the higher costs -- or not even the high costs, but you know what I mean -- the other deposits.

Rob Cozzone^ Yes. I think there's potentially another basis point or two, Collyn. We continue to have a whole lot of success in growing our core checking DDA zero interest accounts, both in the commercial and consumer side. And we're also having a lot of success growing our traditional savings accounts, which we only pay 2 basis points on. So I think there's the potential certainly to go another 1 basis point or 2, but not much beyond that.

Collyn Gilbert^ Okay. Okay. And in terms of the derivative income. How are you thinking about that business and just sort of the transaction volume this year? I know you sound a little bit more optimistic as to how the loan growth will develop as the year goes on. Do you think that derivative income can also grow as the year progresses?

Rob Cozzone^ Yes. This was our strongest quarter ever for derivative income. So I wouldn't expect us to be able to repeat this quarter on any sort of regular basis. I wouldn't annualize this quarter and suggest that would be a number.

But there certainly is more demand for swaps given what's happened with the yield curve, with the front end coming and the middle part of the curve dropping, and so the current cost for a customer to fix a rate is less than what it has been in the last several years. So it seems like a higher percentage of our borrowers are desiring to swap versus taking the risk of a floating rate asset. And so if the yield curve stays where it is I think there's a chance that we'll continue to see pretty good volume there.

Collyn Gilbert^ Okay.

Rob Cozzone^ Anybody that desires a longer-term fixed rate of any sort of size, we require them to swap. But some borrowers are just deciding to float.

Collyn Gilbert^ Okay. And kind of along those lines, I know you said in your budget process you guys are not assuming a rate hike this year. Does that align with your economic views as you're running the bank and thinking about kind of the totality of the business?

Rob Cozzone^ Our crystal ball?

Chris Oddleifson^ A crystal ball that works better than ours?

(Laughter).

Collyn Gilbert^ I ask that because you are highly asset sensitive, and I just didn't know if that's going to change the way you're thinking about the balance sheet at all.

Chris Oddleifson^ Yes. Well, you know it's interesting, we've sort of had -- when we start really focusing on becoming asset sensitive like eight years ago.

Chris Oddleifson^ Yes. We've been wrong for the first five years or so.

(Laughter).

We are hoping that -- we've been really preparing for the rising rates, and we think that we believe that there's a higher probability of that happening than us staying for a long period of time, that the cyclical nature during the history of mankind here. Rob?

Rob Cozzone^ Yes. We don't have any intention of really changing our balance sheet strategy at this point, Collyn.

Collyn Gilbert^ Okay.

Rob Cozzone^ We have been willing to take on a little bit more interest rate risk in the investment book. And to extend the duration there a little bit because we're so asset sensitive in the loan book.

But we haven't exposed ourselves really to a flat rate environment to any great degree or to even a down rate environment, and we are still -- current earnings are pretty well protected in any environment. While we still benefit from a rising rate environment. Now we of course have been giving up some current income to get ourselves in this position, but we don't intend to change our strategy at this point.

Collyn Gilbert^ Okay. That is helpful. And then just one final question. You mentioned a single credit that popped up on the watch list, led some to some of the provision this quarter. What was the nature of that credit?

Rob Cozzone^ Yes. It had some environmental issue, was really the reason we had to take that reserve. Which are -- it's a little bit tough to size. We've been pretty conservative I think in what we've assumed. But it was a very unique situation.

Collyn Gilbert^ Okay. How big is that credit?

Rob Cozzone^ I don't recall offhand.

Collyn Gilbert^ Okay.

Rob Cozzone^ I'm sorry about that.

Collyn Gilbert^ I will leave it there. Thanks, guys.

Rob Cozzone^ Thanks, Collyn.

Operator^ (Operator Instructions).

And at this time it's showing no additional questions. I would like to turn the conference call back over to management for any closing remarks.

Chris Oddleifson^ Thank you very much, Jamie. We look forward to talking with everybody again in three months. Goodbye.

Operator^ Ladies and gentlemen, that does conclude today's conference call. We do thank you for attending. You may now disconnect your telephone lines.